Exhibit 10.23

July 15, 2016

Michael F. McBreen

Dear Michael,

On behalf of Funko, LLC, I am pleased to present you an offer of employment for the, Chief Operating Officer position. You will report directly to Brian Mariotti, Chief Executive Officer.

This offer is contingent upon successful completion of a background and reference check, your execution of our Employee Confidentiality, Non-Compete and Non-Solicitation Agreement (“Confidentiality Agreement”), and your delivery of the documentation required by the Immigration Reform and Control Act (i.e. a completed I-9 form and supporting documents).

This offer is valid through the close of business on Wednesday, July 20, 2016 unless you decline the offer prior to the expiration either verbally or in writing. If you decline the offer, all terms of the offer expire upon notification from you.

If you accept the offer, we would like you to start your employment as soon as possible on a mutually agreeable date, but ultimately it should not be later than October 1, 2016.

COMPENSATION

Salary

The annual salary for this position is $350,000 which will be paid on semi-monthly basis as long as you are actively employed by the company. Your semi-monthly salary is subject to deductions for taxes and other withholdings as required by law, and authorized deductions associated with your benefit participation elections.

Your performance and salary will be reviewed on a yearly basis through our performance management process.

Incentive

You will be eligible to receive an annual bonus as outlined by the Company’s bonus plan guidelines and structure which is currently being defined. The annual bonus may be up to 30%, pro-rated based on start date at the Company’s discretion, dependent upon both company and individual performance factors. The criteria/goal expectations will be reviewed with you.

In addition, you are eligible for an equity grant in line with the level oftherole.at one thousand (1,000) Common Units in accordance with the Company’s equity incentive plan.

BENEFITS

Benefit Plans

As a regular full-time employee, you will be eligible to receive healthcare benefits, effective the first of the month following your date of hire. Benefits include 100% employer paid medical, dental, vision, short term disability, life insurance and EAP, as well as a flexible spending account and voluntary long term disability. See the enclosed Funko Benefits Summary. The benefit plan participation and plan offerings are subject to participant eligibility and individual plan requirements.

Paid Time Off

You will be entitled to take vacation or time off for illness as necessary, during each calendar year. The time will not be tracked or limited. Vacation may be taken at such times as are reasonably consistent with proper performance of your duties and responsibilities. You will also be entitled to all paid holidays given by the Company to employees in accordance with current policy.

OTHER

Expenses

The Company will reimburse you for all reasonable, pre-approved, out-of-pocket expenses properly incurred in the performance of your duties and in accordance with policies of the Company.

Relocation

The Company will reimburse you for any reasonable moving expenses for moves associated with your relocation (from Kansas to Washington and Oregon to Washington), if they take place within the first year of employment. You will be reimbursed within two weeks of presentment of receipts documenting such moving expenses (the “Moving Allowance”).

Employment at Will

Although we hope your time with us is mutually rewarding, employment is at-will, is for no specified time, and may be terminated by the company or by you, at any time, for any reason. This means that if, for any reason, things do not work out, either you or the Company may end your employment without advance notice. While other terms of employment may change overtime, the “at-will” relationship can only be altered in writing signed by the CEO.

Confidential Information

As an employee of the Company, you will have access to Company confidential, proprietary and trade secret information and other Company property, the ownership and protection of which is very important to the Company. Therefore, to accept this offer you must sign our “Confidentiality Agreement.”

On the first day of your employment, we will need to complete required on-boarding paperwork. Documents showing authorization to work in the United States will be required.

We are very excited to have you join our team. Please do not hesitate to contact me with any questions.

Welcome to Funko!

Russell Nickel

Chief Financial Officer

I agree to the terms of the employment set forth above and accept the terms of the offer as presented.

/s/ Michael F. McBreen	07/17/16
Michael F. McBreen	Date